Exhibit 10.1
NEOWARE SENIOR OFFICER BONUS PLAN, AS AMENDED
Purpose of the Plan
The Senior Officer Bonus Plan (the “Plan”) of Neoware, Inc. (“Neoware,” or the “Company”) is designed to motivate and reward the senior officers of the Company for their contribution to the achievement of key business objectives by Neoware and to support Neoware’s efforts in attracting, retaining and rewarding senior officers, while aligning the interests of the senior officers with shareholder expectations.
Eligibility; Partial Bonus Period Payment
The Chief Executive Officer and the Senior Officers (as defined below) of Neoware (“Participants”) are eligible to participate in the Plan. Employees who are hired by Neoware or are promoted or reclassified as a Senior Officer during a Plan bonus period (as defined below) will be eligible for a pro-rated bonus. In order to be eligible to receive a bonus, the individual must be employed by Neoware at the time of payment. For purposes of the Plan, a Senior Officer is defined as any employee who is deemed by the Board of Directors to be an “executive officer” under Item 401(b) of Regulation S-K of the Securities Exchange Act of 1934, as well as other senior officers determined by the Chief Executive Officer and approved by the Compensation and Stock Option Committee of the Board of Directors (the “Compensation Committee”).
Bonus Period
The Plan will be effective from July 1, 2005 to June 30, 2006 and will automatically renew upon the anniversary date of the Plan unless terminated by the Compensation Committee or the Board of Directors of Neoware. Bonuses are based upon Neoware’s financial performance and employee individual performance, as set forth herein, during the applicable bonus period, which shall be the fiscal year or a fiscal quarter or quarters, or may be based upon a pro rata portion of a fiscal quarter, as shall be determined by the Compensation Committee (the “Bonus Period”).
Executive bonus Plan Payment
Although every effort will be made to process payments on a timely basis, there is no guaranteed payment date associated with this Plan. Payments will be made only after financial results have been reported and recommendations have been submitted to and approved by the Compensation Committee.
Performance and Individual Targets
Participants will be eligible for a cash incentive bonus based on the achievement of predetermined goals and also based upon individual performance, as set forth below. For the achievement of predetermined goals, participants will have an assigned target equal to a specific percentage of salary earned during the Bonus Period. The target is based on the Participant’s position in the Company. The target percentages can be increased or decreased at the discretion of the Compensation Committee based upon the individual Participant’s performance, as set forth herein. The achievement of individual Participant achievement goals can result in the individual’s target percentage being increased or decreased, as discussed below.

Financial Performance
All bonuses will be measured upon the achievement of specific performance targets based on one or more of the following criteria:
•	Revenues

•	Earnings per share

•	Operating income

•	Earnings before interest, taxes, depreciation and amortization

•	Net income

•	Working capital

•	Gross profit
Financial results higher or lower than the performance targets will result in an adjustment up or down of the performance target based on evaluation by the Compensation Committee. The performance target is then multiplied by the Participant’s assigned target percentage to determine the eligible bonus percentage.
Individual Participant Achievement
Once the target percentage has been assigned to a Participant, the Compensation Committee will have discretion to adjust the bonus for individual Participants up or down based upon job performance and achievement of individual, functional area and departmental objectives.
Approvals
The actual bonus payment for all participants will be reviewed and approved by the Compensation Committee.
Administration of the Plan
Notwithstanding the above, the Compensation Committee may modify or change this Plan or its implementation at any time, including, but not limited to, revising performance targets, bonus multipliers, strategic goals and objectives and actual bonus payments. The Compensation Committee shall have the sole discretion to determine (i) whether performance targets have been achieved, (ii) whether individual goals and objectives have been achieved, and (iii) the amount of any adjustments to a Participant’s assigned target percentage based on items (i) and (ii) above and such other criteria deemed appropriate by the Compensation Committee. As a condition to participation, each Participant will acknowledge that he or she has reviewed and understood this Plan, that the bonuses under the Plan are discretionary and that no bonus will be payable unless and until the actual amount of the bonus payment is approved by the Compensation Committee.